Exhibit 99.3

TRANSCODE THERAPEUTICS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations based upon the combined historical financial statements of TransCode Therapeutics, Inc. (“TransCode “or the “Company)” and ABCJ, LLC (“ABCJ”), including its wholly-owned subsidiary, Polynoma, LLC, ("Polynoma"), after giving effect to the consummation of the transactions contemplated by the Membership Interest Purchase Agreement, dated October 8, 2025, by and between TransCode and DEFJ, LLC (such transactions, collectively, the “Combination”), and the related adjustments described in the accompanying notes. For purposes of these unaudited condensed combined pro forma financial statements, the Combination is expected to be accounted for as a business combination in accordance with U.S. GAAP. Under this method of accounting, ABCJ will be treated as the acquired company and TransCode will be treated as the acquirer for financial reporting purposes. Accordingly, the Combination is accounted for as a business combination. The net assets of ABCJ will be stated at fair value, which is expected to approximate historical cost, with the exception of the acquired in-process research and development assets associated with Polynoma’s phase 3-ready seviprotimut-L, a novel polyvalent shed antigen vaccine for the adjuvant treatment of melanoma, and Polynoma’s technology platform associated for use in future clinical development activities. Any excess consideration paid over the net assets acquired will be allocated to goodwill. Differences between these preliminary estimates of fair value and the final acquisition accounting will occur, and those differences or a different accounting methodology could have a material adverse impact on the accompanying unaudited pro forma combined financial statements and the combined company’s future results of operations and financial position. The Company will finalize the acquisition accounting (including the necessary valuation and other studies) as soon as practicable within the required measurement period, but in no event later than one year following completion of the Combination.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025, and for the year ended December 31, 2024, combine the historical statements of operations of the Company and ABCJ, giving effect to the Combination as if it had occurred on January 1, 2024. The unaudited pro forma condensed combined balance sheet as of September 30, 2025, assumes that the Combination took place on September 30, 2025, and combines the historical balance sheets of the Company and ABCJ as of such date.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of the Company and ABCJ, and their respective notes to the financial statements.

The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with the following:

(i)	The accompanying notes to the unaudited pro forma condensed combined financial statements.

(ii)	The interim unaudited financial statements of the Company and the related notes included in its Quarterly Report on Form 10-Q as of and for the nine months ended September 30, 2025;

(iii)	The historical audited financial statements of the Company and the related notes included in its Annual Report on Form 10-K as of and for the year ended December 31, 2024;

(iv)	The historical unaudited interim financial statements of ABCJ and the related notes as of and for the nine months ended September 30, 2025; and the historical audited financial statements of ABCJ and the related notes as of and for the year ended December 31, 2024;

(v)	The Current Report on Form 8-K/A of the Company to which these unaudited pro forma condensed combined financial statements are attached as an exhibit.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Combination had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. In connection with the pro forma condensed combined financial information, the Company allocated the purchase price using its best estimates of fair value. The allocation is dependent upon certain valuations and other analyses that are not yet final. Accordingly, the pro forma acquisition price adjustments are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to the preliminary estimated purchase price allocation. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the Combination or any integration costs or a different accounting methodology. Furthermore, the unaudited pro forma condensed combined statement of operations does not include certain nonrecurring charges and the related tax effects that result directly from the Combination as described in the notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2025

(in thousands of US Dollars, unless otherwise stated)

	TransCode Therapeutics, Inc.	ABCJ, LLC	Transaction Adjustments	Notes	Pro Forma Combined
ASSETS	(historical)	(historical)
Current assets:
Cash and cash equivalents	$2,836	$4,237	$12,749	A	$19,822
Grant receivable	198	-	-		198
Prepaid expenses and other current assets	1,717	107	-		1,824
Total current assets	4,751	4,344	12,749		21,844
Property and equipment, net of depreciation	20	509	-		529
In-process research and development	-	14,000	151,173	B	165,173
Goodwill		-	36,173	C	36,173
Deferred offering costs and other assets	456	-	(153)	D	303
Total assets	$5,227	$18,853	$199,942		$224,022
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,968	$4,682	$(3,910)	E	$3,740
Other current liabilities	-	14	-		14
Total current liabilities	2,968	4,696	(3,910)		3,754
Warrant liability - Series C	833	-	-		833
Contingent consideration	-	-	31,000	F	31,000
Deferred tax liability	-	-	36,173	C	36,173
Total liabilities	3,801	4,696	63,263		71,760

Stockholders’ equity (deficit):
Preferred stock $0.0001 par value	-	-	-		-
Common stock $0.0001 par value	-	-	2	G	2
Members' contribution	-	224,872	(224,872)	G
Additional paid-in capital	85,846	-	158,912	G	244,758
Accumulated deficit	(84,420)	(210,715)	202,637	G	(92,498)
Total stockholders’ equity (deficit)	1,426	14,157	136,679		152,262
Total liabilities and stockholders’ equity	$5,227	$18,853	$199,942		$224,022

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025

(in thousands of US Dollars, unless otherwise stated)

	TransCode Therapeutics, Inc.	ABCJ, LLC	Transaction Adjustments	Notes	Pro Forma Combined
Operating expenses:
Research and development	$7,947	$15,325	$-		$23,272
General and administrative	4,007	2,300	(157)	H	6,150
Total operating expenses	11,954	17,625	(157)		29,422
Operating loss	(11,954)	(17,625)	157		(29,422)
Other income (expense):
Change in fair value of warrants	(9,675)	-	-		(9,675)
Grant income	524	-	-		524
Currency exchange gain (loss)	(107)	-	-		(107)
Interest income	-	-	-		-
Interest expense	(6)	-	-		(6)
Total other income (expense)	(9,264)	-	-		(9,264)
Net loss attributable to common stockholders	$(21,218)	$(17,625)	$157		$(38,686)

Net loss per share, basic and diluted	$(34.49)				$(2.57)
Weighted average common shares outstanding, basic and diluted	615,264		14,442,445	I	15,057,709

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(in thousands of US Dollars, unless otherwise stated)

	TransCode Therapeutics, Inc.	ABCJ, LLC	Transaction Adjustments	Notes	Pro Forma Combined

Operating expenses:
Research and development	$9,706	$14,657	$-		$24,363
General and administrative	5,954	1,694	8,078	H	15,726
Total operating expenses	15,660	16,351	8,078		40,089
Operating loss	(15,660)	(16,351)	(8,078)		(40,089)
Other income (expense):
Change in fair value of warrants	(940)	-	-		(940)
PIPE warrant Issuance Costs	(597)	-	-		(597)
Grant income	524	-	-		524
Gain on sale of equipment	1	-	-		1
Currency exchange gain (loss)	(57)	-	-		(57)
Interest income	1	-	-		1
Interest expense	(27)	-	-		(27)
Total other income (expense)	(1,095)	-	-		(1,095)
Net loss	(16,755)	(16,351)	(8,078)		(41,184)
Deemed dividend arising from warrant modification	(31)	-	-		(31)
Net loss attributable to common stockholders	$(16,786)	$(16,351)	$(8,078)		$(41,215)

Net loss per share, basic and diluted	$(47.14)				$(2.79)
Weighted average common shares outstanding, basic and diluted	356,115		14,442,445	I	14,798,560

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of the Transaction

On October 8, 2025, TransCode Therapeutics, Inc., a Delaware corporation (“TransCode” or the “Company”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with DEFJ, LLC, a Delaware limited liability company (“DEFJ”), pursuant to which the Company acquired 100% of the issued and outstanding membership interests of ABCJ, LLC, a Delaware limited liability company (“ABCJ”) (such transaction, the “Acquisition”). Prior to the Acquisition, ABCJ was a wholly owned subsidiary of DEFJ and an indirect wholly owned subsidiary of CK Life Sciences Int’l., (Holdings) Inc., a listed entity on the Main Board of the Hong Kong Stock Exchange. ABCJ is parent and sole member of Polynoma LLC, or Polynoma, an immuno-oncology focused biopharmaceutical company headquartered in San Diego. Polynoma's lead asset, seviprotimut-L, is a novel polyvalent shed antigen vaccine for the prevention of recurrence of melanoma.

The Company issued to DEFJ an aggregate of (i) 83,285 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), which shares represented 9.99% of the shares of Common Stock outstanding immediately prior to the Closing, and (ii) 1,152.9568 shares of the Company’s Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”). In addition, the Company has agreed to make up to $95.0 million in contingent milestone payments to DEFJ upon the achievement of certain milestones. Each share of Series A Preferred Stock is convertible into 10,000 shares of Common Stock. The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series A Preferred Stock are set forth in the Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock and Series B Preferred Stock (as defined below), dated October 27, 2025. The Acquisition is intended to be treated as a taxable exchange for U.S. federal income tax purposes.

Concurrently with the Acquisition, the Company entered into an Investment Agreement (the “Investment Agreement”) with DEFJ. Pursuant to the Investment Agreement, the Company sold an aggregate of 223.7337 shares of Series B Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”), at a price per share of $11.1740, for an aggregate purchase price of approximately $25.0 million, consisting of a cash subscription amount of $20.0 million and a promissory note (the “Promissory Note”) in the aggregate principal amount of approximately $5.0 million (the “Investment”). The Promissory Note has a principal amount of $5.0 million and accrues interest at a rate of 4% per annum, with the principal and accrued but unpaid interest being due and payable on January 1, 2026. The Promissory Note is secured by 44.7467 shares of the Series B Preferred Stock. Each share of Series B Preferred Stock is convertible into 10,000 shares of Common Stock. Pursuant to the terms of the Investment Agreement, the proceeds from the Investment are to be used for (1) funding operations and (2) performing clinical and research & development activities.

Prior to the Combination, Polynoma was developing seviprotimut-L, a novel polyvalent shed antigens vaccine for the adjuvant treatment of melanoma. Melanoma cells are grown in bioreactors and cellular and melanoma-associated proteins are shed under optimized conditions, collected and then partially purified to separate them from non-essential whole cell and nuclear material, thereby minimizing extraneous cell components — concentrating the amount of antigens relevant to melanoma. This partially purified material serves as the active ingredient(s) of the vaccine. Seviprotimut-L is allogenic and unlike personalized vaccine and cell therapy approaches, is “off-the-shelf” and can be given to all persons.

2. Basis of Pro Forma Presentation

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the consummation of the Combination are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. TransCode believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant financial effects of the Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined statements of operations and balance sheet.

The historical financial information of the Company and ABCJ has been adjusted to give effect to matters that are (i) directly attributable to the Combination, (ii) factually supportable and (iii) expected to have a continuing impact on the operating results of the combined company. The pro forma amounts give effect to the conversion of an aggregate of 1,212.1823 shares of Series A Preferred Stock and 223.7337 shares of Series B Preferred Stock, respectively, as of October 8, 2025, upon obtaining shareholder approval, into an aggregate of 14,359,160 shares of common stock as if Company shareholders had approved the conversion of the Preferred Stock immediately upon the date of the Combination. The unaudited pro forma condensed combined statements of operations do not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Combination. The Company and ABCJ have not had any historical relationship prior to the Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

For purposes of presenting these pro forma financial statements, the Combination has been treated as a business combination, with the Company as the accounting acquirer. The Company accounts for business combinations using the acquisition method of accounting. Identifiable assets acquired and liabilities assumed are recorded at their acquisition date fair values. The excess of the fair value of purchase consideration over the fair values of the identifiable assets and liabilities is recorded as goodwill. Combination-related costs are expensed as incurred. The accounts and results of operations of the acquiree are consolidated into the Company as of and subsequent to the acquisition date. Upon completion of the Company’s accounting treatment analysis, if the Company determines that the Combination does not represent the acquisition of a business, the allocation of consideration paid and recognition of net assets acquired could be materially different and materially and adversely affect the Company’s stockholders’ equity.

When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets. The Company utilizes commonly accepted valuation techniques, such as the income approach in establishing the fair value of intangible assets.

3. Consideration Transferred and Purchase Price Allocation

The following table summarizes the provisional fair values of the assets acquired and liabilities assumed at the date of the Combination (in thousands):

Consideration paid
Fair value of common stock issued	$1,233
Fair value of preferred stock issued	133,097
Fair value of contingent consideration	31,000
Total consideration paid	$165,330

Assets acquired:
Cash	$4,237
Prepaid expenses and other assets	107
Property and equipment	509
In-process research and development	165,173
Goodwill	36,173
Total assets acquired	206,199

Liabilities assumed:
Accounts payable and accrued expenses	4,682
Other liabilities	14
Deferred tax liability	36,173
Total liabilities assumed	40,869

Net assets acquired	$165,330

The amounts above represent the Company's provisional fair value estimates related to the acquisition and are subject to subsequent adjustments as additional information is obtained during the applicable measurement period.  The primary area of estimate that is not yet finalized includes the valuation of the identifiable intangible assets. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are conducted following completion of the Combination. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The purchase price was allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based on their acquisition date estimated fair values. As of the date of the Combination, the identifiable intangible assets consist of two in-process research and development ("IPR&D) assets and include Polynoma’s lead product candidate, seviprotimut-L, and the acquired technology for use in future clinical development activities, which were assigned an aggregate fair value of approximately $165.2 million and are indefinite-lived until the programs can begin to be commercialized. The fair value of the IPR&D assets was estimated using the multi-period excess earnings method, whereby the Company estimates future cash flows attributable to the technology and to those cash flows applies a probability of success and a discount rate. These nonrecurring fair value measurements are Level 3 measurements within the fair value hierarchy.

The fair value of IPR&D was capitalized as of the date of the Combination and accounted for as indefinite-lived intangible assets until completion or disposition of the assets or abandonment of the associated research and development efforts. Upon successful completion of the development efforts, the useful lives of the IPR&D assets will be determined based on the anticipated period of regulatory exclusivity and will be amortized within operating expenses. Until that time, the IPR&D assets will be subject to impairment testing and will not be amortized. The goodwill recorded related to the Combination is the excess of the fair value of the consideration transferred by the acquirer over the fair value of the net identifiable assets acquired and liabilities assumed at the date of acquisition. The goodwill recorded is not deductible for tax purposes.

4. Pro Forma Adjustments - Notes

Adjustments included in the column under the heading “Transaction Adjustments” represent the following (dollars in thousands):

A.	Reflects (i) payment of total estimated unpaid transaction costs upon consummation of the Combination and payment of certain compensation costs associated with the Combination and (ii) net proceeds received under the Investment Agreement.

	TransCode	ABCJ	Total
Payment of transaction costs	$(3,150)	$(3,601)	$(6,751)
Payment of compensation costs	(500)	-	(500)
Proceeds from Investment Agreement	20,000	-	20,000
Pro forma adjustment	$16,350	$(3,601)	$12,749

B.	To recognize the preliminary fair value increase of the acquired in-process research and development related to Polynoma's lead product candidate and technology platform.

Elimination of historical ABCJ intangible assets	$(14,000)
Recognize acquired in-process research and development assets	165,173
Pro forma adjustment	$151,173

C.	To record a preliminary deferred tax liability for the difference between the preliminary fair value of the acquired in-process research and development and its tax basis which was recognized as goodwill in applying the purchase method of accounting.

D.	To reclassify deferred offering costs associated with the Investment Agreement and net such costs against related proceeds.

E.	To eliminate transaction costs paid upon consummation of the Combination that were included in accounts payable and accrued expenses at September 30, 2025.

	TransCode	ABCJ	Total
Unpaid transaction costs as of September 30, 2025	$309	$3,601	$3,910
	$309	$3,601	$3,910

F.	To record the preliminary estimated fair value of the contingent consideration payable upon achieving future development and regulatory milestones associated with the acquired in-process research and development assets.

G.	To record (i) the issuance of common stock to DEFJ in connection with the Combination, (ii) elimination of ABCJ historical equity carrying values, (iii) the issuance and subsequent conversion upon assumed shareholder approval of the issuance of the Series A Preferred Stock and Series B Preferred Stock and (iv) the transaction costs incurred and expensed in connection with the Combination.

				Additional
	Common stock		Members'	paid-in	Accumulated
	shares	amount	contributions	capital	deficit	Total
Issuance of common stock to DEFJ	83,285	$-	$-	$1,233	$-	$1,233
Elimination of ABCJ historical carrying values	-	-	(224,872)	-	210,715	(14,157)
Issuance and conversion of Series A and Series B convertible preferred stock	14,359,160	2	-	157,679	-	157,681
Payment of transaction costs and compensation expenses	-	-	-	-	(8,078)	(8,078)
	14,442,445	$2	$(224,872)	$158,912	$202,637	$136,679

H.	Reflects an adjustment for the transaction costs as if the Combination had been consummated on January 1, 2024. These transaction costs are not expected to be recurring.

I.	Issuance of TransCode Common Stock and Preferred Stock to DEFJ members and in connection with the Combination and Investment and transaction costs:

	Nine
	Months	Year
	Ended	Ended
	September 30, 2025	December 31, 2024
TransCode historical weighted average shares outstanding	615,264	356,115
Common stock issued to DEFJ	83,285	83,285
Series A Preferred Stock issued to DEFJ	11,529,568	11,529,568
Series A Preferred Stock issued for transaction costs	592,255	592,255
Series B Preferred Stock issued for the Investment Agreement	2,237,337	2,237,337
Pro forma weighted average shares outstanding, basic and diluted	15,057,709	14,798,560
Less: actual TransCode weighted average shares outstanding, basic and diluted	(615,264)	(356,115)
Pro forma adjustment	14,442,445	14,442,445